EXHIBIT 99.1


                       IN THE UNITED STATES DISTRICT COURT
                        FOR THE SOUTHERN DISTRICT OF OHIO
                                EASTERN DIVISION


HORIZON PERSONAL                             )
COMMUNICATIONS, INC.                         )
AND BRIGHT PERSONAL                          )
COMMUNICATIONS SERVICES, LLC,                )
                                             )
                  PLAINTIFFS,                )          CIVIL ACTION
                                             )          NO. C2-03-756
V.                                           )
                                             )
SPRINT CORPORATION, SPRINT                   )
SPECTRUM, L.P., WIRELESSCO, L.P.             )
AND SPRINTCOM, INC.                          )
                                             )          JURY TRIAL DEMANDED ON
                  DEFENDANTS.                )          ALL ISSUES SO TRIABLE
                                             )
---------------------------------------------

                                    COMPLAINT

     Plaintiffs Horizon Personal Communications, Inc. and Bright Personal Communications Services, LLC (collectively "Horizon"), for their Complaint against Sprint Corporation, Sprint Spectrum, L.P., WirelessCo, L.P., and SprintCom, Inc. (collectively "Sprint"), state as follows:

                              NATURE OF THIS ACTION

     1. This lawsuit seeks redress for the wrongful conduct by Sprint in unfairly and illegally exploiting its relationship with Horizon. This unlawful activity was undertaken by Sprint, in callous disregard of Horizon's rights, as part of its effort to prop up its own disappointing financial results and to reverse dramatic declines in the price of its personal communications system ("PCS") tracking stock. As set forth in detail in this Complaint, Sprint engaged in extortion, fraud, breaches of contract, and breaches of fiduciary duties and other illegal and wrongful conduct in its relationship and business dealings with Horizon, which has been forced into bankruptcy as a consequence of Sprint's

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actions. In addition, as a result of Sprint's conduct as described herein,
Sprint wrongfully has gained control of Horizon's business, including its revenues and expenditures, and wrongfully has participated in the conduct of Horizon's business, in violation of the Racketeer Influenced and Corrupt Organizations Act, 18 U.S.C. ss. 1961 et seq.

     2. Horizon provides wireless PCS services to subscribers in a coverage area that includes roughly ten million people in parts of Ohio, Indiana, Kentucky, Maryland, New Jersey, New York, North Carolina, Pennsylvania, Tennessee, Virginia and West Virginia (the "Horizon Service Area"). Pursuant to agreements between it and Sprint, Horizon provides its PCS services under the Sprint and Sprint PCS brand names. Horizon's PCS network constitutes one portion of the nationwide Sprint wireless telecommunications network (the "Sprint PCS Network").

     3. Sprint established an "Affiliate Program" in 1997 as a form of "off balance sheet financing" in order to shift to others the significant costs of construction, ownership and operation of a wireless communications network in secondary or rural markets of lesser population density than the urban markets being constructed and operated by Sprint.

     4. Since June 1998, Horizon and the other Affiliates have financed, constructed, operated, maintained and upgraded substantial portions of the Sprint PCS Network, primarily in rural or secondary markets, at a cost estimated to exceed $3 billion. Horizon's own expenditures to build out its PCS network exceed $300 million.

     5. In order to induce Horizon to make this investment, Sprint represented that it would conduct its business with Horizon ethically and in good faith, that Horizon would benefit from Sprint's realization of economies of scale and achievement of cost reductions, and that Sprint's business decisions, particularly those affecting certain performance obligations unilaterally


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imposed by Sprint which were known as "Program Requirements," would be made for the mutual advantage of Sprint and Horizon.

     6. Sprint was successful in inducing various companies to participate in its Affiliate Program. At present, Affiliates provide PCS service in approximately 70% of the country by area, although the population within this area comprises only approximately 22.6% of potential PCS subscribers nationwide. In effect, Sprint reserved to itself the more densely populated urban areas of the country, while shifting to the Affiliates the substantial build-out and operating expenses that were necessary to provide service in the more geographically expansive rural or secondary markets.

     7. At the outset of their relationship, Sprint insisted upon the right to review Horizon's business plan and financial projections. In fact, Sprint would not enter into affiliate agreements with Horizon without the ability to review such materials. As a result, Sprint knew that Horizon's business plan, and its ability to repay its lenders and bondholders as well as to provide a reasonable return to its shareholders, included at least two fundamental assumptions: (i) that Horizon would retain for itself, after required payments to Sprint, a large majority of its service revenues; and (ii) that Horizon would receive from Sprint significant "travel" revenues resulting from the use of Horizon's network by Sprint subscribers, at reciprocal rates that would decline only gradually over time.

     8. Once it secured Horizon's participation in the Affiliate Program, and its substantial investment to build out a significant part of the Sprint PCS Network as well as to generate an accompanying subscriber base, Sprint embarked on a strategy of manipulation and abuse of the Affiliate Program to its own unilateral advantage. Among other things, Sprint improperly has allocated its own costs to Horizon and has arrogated to itself a continually increasing portion of Horizon's subscriber service revenues. Sprint has pursued this strategy relentlessly to the point that, at present: (i) approximately 50% of Horizon's subscriber service revenues are paid to or retained by Sprint; and


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(ii) as the result of Sprint's radical reductions to the travel rate, Horizon now receives 71% less travel revenue than contemplated in the business plan and financial projections that Sprint reviewed and tacitly approved without change.

     9. In engaging in the wrongful conduct complained of herein, Sprint was motivated initially by its desire to gain control of Horizon's PCS network, and later by increasing pressure from financial analysts and rating agencies to maintain its credit rating, which required it to limit the amount of debt it could assume and to minimize its operating losses. The Sprint PCS division's reported net loss in 1998 of more than $1.1 billion, or $2.21 per share, more than doubled in 1999 to a loss of $2.5 billion, or $2.71 per share. Sprint's PCS tracking stock was under substantial pressure, dropping precipitously from a high in excess of $60 per share in the spring of 2000 to approximately $20 per share at the end of 2000. In the fall of 2002, Sprint's PCS tracking stock hit a low of less than $2 per share.

     10. Upon information and belief, Sprint is pursuing a strategy of taking as much of Horizon's revenue as possible, through inflated and improper charges and other misconduct, with the knowledge that, under its agreements with Horizon, Sprint could purchase Horizon's PCS network assets - which are not useful for any purpose other than as part of the Sprint PCS Network - at "fire sale" prices in the event Horizon was driven into bankruptcy. On August 15, 2003, Horizon filed for bankruptcy protection pursuant to Chapter 11 of the United States Bankruptcy Code. Horizon is the second of the Affiliates that has filed bankruptcy.

     11. Sprint's conduct as set forth herein has brought Horizon to the brink of financial ruin, required drastic cutbacks and employee layoffs, resulted in Horizon's defaults under its bank loan agreements, and forced it to file for bankruptcy. Rather than cease its illegal and wrongful conduct described herein,


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or negotiate in good faith a restructured relationship with Horizon, Sprint has represented, and continues to represent, to its shareholders and to the public that the difficulties of Horizon is the result of Horizon's own debt levels, despite the fact that: (i) Horizon has undertaken this debt with Sprint's knowledge to fund the construction and operation of Horizon's portion of the national Sprint PCS Network, and to conduct subscriber acquisition and account management activities, all as specifically directed by Sprint; and (ii) it is Sprint's wrongful conduct, as set forth herein, that has rendered Horizon unable to pay its debt.

                                    PARTIES

     12. Plaintiff Horizon Personal Communications, Inc. is an Ohio corporation with its principal place of business located at 60 East Main Street, Chillicothe, Ohio 45601.

     13. Plaintiff Bright Personal Communications Services, LLC is an Ohio limited liability company with its principal place of business located at 60 East Main Street, Chillicothe, Ohio 45601. Bright Personal Communications Services, LLC was acquired by Horizon Personal Communications, Inc., on July 27, 2000.

     14. Defendant Sprint Corporation is a Kansas corporation with its principal place of business in Overland Park, Kansas. Sprint Corporation transacts business in Ohio, but does not maintain a registered office in the state. Sprint Corporation may be served with process by certified or express mail delivered to its registered agent, Corporation Service Company, at 200 SW 30th Street, Topeka, Kansas 66611-0000.

     15. Defendants WirelessCo, L.P. ("WirelessCo") and Sprint Spectrum, L.P. ("Sprint Spectrum") are Delaware limited partnerships each with its principal place of business in Overland Park, Kansas. WirelessCo and Sprint Spectrum are affiliated with and controlled by Sprint Corporation. WirelessCo and Sprint Spectrum hold licenses granted by the Federal Communications Commission ("FCC")


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to operate wireless personal communications services networks across the United
States, including licenses for wireless networks owned and operated by Horizon, and perform other functions in the operations of Sprint PCS. WirelessCo and Sprint Spectrum are qualified to transact business in Ohio. WirelessCo and Sprint Spectrum each may be served with process by certified or express mail delivered to their registered agent, Prentice-Hall Corp. System, at 50 West Broad Street, Columbus, Ohio 43215.

     16. Defendant SprintCom, Inc. ("SprintCom") is a Kansas corporation with its principal place of business in Overland Park, Kansas. SprintCom is affiliated with and controlled by Sprint. SprintCom holds licenses granted by the FCC to operate wireless personal communications services networks across the United States, including licenses for wireless networks owned and operated by Horizon. SprintCom is qualified to transact business in Ohio. SprintCom may be served with process by certified or express mail delivered to its registered agent, Corporation Service Company, at 16 E. Broad Street, Columbus, Ohio 43215.

     17. As used herein, "Sprint PCS Group" refers to Sprint Spectrum, L.P., WirelessCo, L.P., and SprintCom, Inc., the entities that conduct Sprint's PCS business operations.

     18. Defendant Sprint Corporation manages, directs and controls the business operations and financial activities of Sprint PCS Group, including sales, marketing, advertising, and relationships with Horizon and the other Sprint PCS Affiliates. Sprint PCS Group operates as a division or business unit of Sprint Corporation and Sprint Corporation oversees and directs the allocation of revenues, expenses and tax liabilities to the entities collectively comprising Sprint PCS Group.

     19. Horizon is informed and believes, and on that basis alleges, that Sprint Corporation has controlled, authorized, directed and/or ratified the conduct of the entities comprising Sprint PCS Group that is complained of herein.



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     20. With respect to the claims asserted in this Complaint, Sprint
Corporation is liable for the performance of the obligations of each of the entities collectively comprising Sprint PCS Group, and is bound by any judgments entered with respect to such entities or Sprint PCS Group, including any judgments entered with respect to Sprint Spectrum, WirelessCo and/or SprintCom.

                             JURISDICTION AND VENUE

     21. Sprint Corporation, Sprint Spectrum, WirelessCo and SprintCom all are subject to personal jurisdiction in Ohio pursuant to the Ohio Revised Code, Title 23, ss.2307.38.2 and 18 U.S.C. ss. 1965.

     22. This Court has subject matter jurisdiction over this action pursuant to 28 U.S.C. ss.ss. 1331, 1332 and 1367, and 18 U.S.C. ss. 1964.

     23. This action is between citizens of different States and the amount in controversy exceeds the sum of $75,000 exclusive of interest and costs.

     24. Venue is proper in this District under 28 U.S.C. ss.1391 and 18 U.S.C. ss. 1965.

                               FACTUAL BACKGROUND

     THE SPRINT PCS AFFILIATE PROGRAM

     25. Sprint's ability to coerce and extort control, and to conduct or to participate in the conduct of Horizon's business, and its ability to extract millions of dollars from Horizon through wrongful billings, is an outgrowth of Sprint's overall business strategy which it initially established in the mid-1990's, when it began setting up its PCS network. At that time, Sprint's goal of an integrated nationwide wireless network was beyond its immediate reach because the projected construction cost was many billions of dollars.

     26. However, Sprint faced a dilemma: the wireless PCS licenses it had obtained from the FCC, which were essential to operation of a nationwide wireless network, would expire without hope of renewal unless Sprint met an


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FCC-imposed condition of building out substantial portions of the network within five years of license issuance.

     27. Sprint's solution was to create what it referred to as its "Sprint PCS Affiliate Program." In essence, Sprint would contract with small companies to build out and manage portions of the Sprint PCS Network in rural or secondary markets, while Sprint concentrated its own build-out efforts and operations in urban, metropolitan areas. Because the Affiliates would raise their own capital, but operate under a "Management Agreement" as an integrated part of the Sprint PCS Network utilizing the Sprint licenses and brand, the Affiliate Program allowed Sprint to: (i) achieve construction of a nationwide wireless network within the FCC license time limits; (ii) market itself as and generate revenue through a nationwide wireless network; yet (iii) relegate to the Affiliates, and thereby keep off of Sprint's own balance sheet, the construction and operating costs of, and the expected losses from early operations in, the more geographically expansive but less populous areas of the nationwide Sprint PCS Network.

     28. To induce Horizon to become an Affiliate, Sprint represented to Horizon that under the proposed Management Agreement, Horizon would receive the benefit of Sprint's research and development for new products and offerings. Additionally, Sprint represented that under the proposed Management Agreement, it would provide Horizon with the FCC-licensed spectrum, Sprint brand, national advertising, national distribution and national operating platforms and services, and equipment procurement benefits through inclusion in volume discounts obtained by Sprint. Sprint also represented to potential Affiliates, including Horizon, that it would market the Sprint PCS Network through unique national offerings and pricing structures and that it would utilize economies of scale to achieve low costs.



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     29. At the same time, however, there was another part of the Sprint PCS
Affiliate Program that, as ultimately and wrongfully utilized by Sprint, contained much of the potential for abuse: a requirement that each Affiliate sign a "Services Agreement." The Services Agreement purported to give the Affiliates the right - but, critically, not the obligation - to buy certain types of support services from Sprint, such as billing and customer care.

     30. Unbeknownst to Horizon and other companies which considered becoming Sprint Affiliates, the ability and freedom to operate under the Services Agreement without purchasing support services from Sprint was illusory. Indeed, even as it assured potential Affiliates that they could operate independently and thus control their own service costs, Sprint entertained doubts that it could or would allow Affiliates to do so.

     31. Specifically, under the Services Agreement, an Affiliate could select one of three categories of service options:

     a. Option 1 - would authorize Sprint to provide and be compensated for services such as billing, customer care, activation, HLR (home locator resource), voicemail and control of the telecommunications switches utilized in the Affiliate's Service Area Networks;

     b. Option 2 - same as option 1, except that the Affiliate would retain control of system switches; and

     c. Option 3 - the Affiliate would itself perform billing, customer care, activation, HLR, voicemail and other services, including retaining control of its telecommunications switches.

Based on its election of Option 1, 2 or 3, a Sprint Affiliate is known as either a "Type I," "Type II," or "Type III" Affiliate.

     32. The right to become a Type III Affiliate, and to remain a Type III Affiliate throughout all of its relationship with Sprint, was a critical factor to Horizon in deciding whether to enter the Sprint PCS Affiliate Program. Before entering into the Management Agreement and Services Agreement, Horizon was


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operating its own PCS network and was owned, at the time, by Horizon Telcom,
Inc., a company with decades of experience in operating a telephone network through its wholly-owned subsidiary, The Chillicothe Telephone Company. Thus, Horizon had the technical capability, the necessary experience, and the staffing and systems in place to operate all functions of a wireless telecommunications business, including essential "back office" administrative and support functions such as billing, collections, and customer care. For Horizon, retention of these basic administrative and support functions was essential to maintaining overall autonomy over its business operations and finances. Type III Affiliate status was a vital component of Horizon's business model for affiliation with Sprint.

     33. During negotiation of the Horizon-Sprint affiliate relationship, Sprint assured Horizon that it could remain a Type III Affiliate for the entire duration of the relationship. In particular, in April or May 1998, Sprint's Bill Blessing represented to Horizon President William McKell that Type III status not only was and would remain an available option for Horizon, but also that as a Type III Affiliate Horizon would be free to operate as an independent third party with full autonomy and control over its essential operations and financial functions.

     34. Based upon Sprint's representations described above and its own experience in the telecommunications industry, Horizon prepared a business plan and financial projections to be utilized in raising capital if it became a Sprint Affiliate. As noted above, the financial projections included two fundamental assumptions: (i) Horizon would retain for itself, after required payments to Sprint, a large majority of its service revenues - even accounting for any purchase by Horizon of Sprint services, which as a Type III Affiliate Horizon had no intention of purchasing; and (ii) a significant part of Horizon's total revenues would be generated by the reciprocal "travel" rate, the mutual charge that Horizon and Sprint would pay each other when their respective




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Service Area subscribers utilized the other's Service Area network. Again, at its own insistence, Sprint reviewed Horizon's business plan and financial projections, discussed in detail with Horizon the key assumptions and projections within those materials, and never once objected to or disagreed with the assumptions described herein, or suggested that the assumptions were incorrect or unreliable.

        HORIZON'S MANAGEMENT AGREEMENT AND SERVICES AGREEMENT WITH SPRINT

     35. Effective June 8, 1998, Horizon Personal Communications, Inc. executed a Sprint PCS Management Agreement with Sprint Spectrum and SprintCom. Under the Management Agreement, Horizon has among other things: (i) raised hundreds of millions of dollars of debt and equity capital for construction and operations financing; (ii) constructed, maintained and upgraded its PCS wireless network in its Service Area; and (iii) offered, promoted, and distributed Sprint PCS products and services. Bright Personal Communications Services, LLC also executed a Sprint PCS Management Agreement effective October 13, 1999, with Sprint Spectrum and SprintCom, and that agreement is substantially similar to Horizon Personal Communications, Inc.'s Management Agreement (collectively, the Horizon Personal Communications, Inc. Management Agreement and the Bright Personal Communications Services, LLC Management Agreement are referred to herein as the "Management Agreement").

     36. By June 30, 2003, Horizon had built out its network to offer PCS coverage to approximately 7.4 million of the 10.2 million residents within Horizon's Service Area. On June 30, 2003, Horizon was providing PCS service to approximately 310,000 subscribers.

     37. To finance the construction and operation of its Service Area Network, Horizon has raised hundreds of millions of dollars from stockholders and lenders. After a series of initial equity and debt financings, Horizon, together with its parent company (Horizon PCS, Inc.), closed a financing transaction in


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September 2000, in which it (a) raised approximately $140 million in private equity through the issuance of preferred stock, (b) entered into a $250 million senior secured credit facility, pursuant to which it has borrowed $155 million and (c) issued discount notes with a face value of $295 million (with $150 million in proceeds to the Company). In December, 2001, Horizon, together with its parent, raised $175 million in senior notes.

     38. The Management Agreement provided that Horizon would receive 92% of the "Collected Revenues" (as defined in the Management Agreement) from the operation of its Service Area Network, and that Sprint would receive the remaining 8%.

     39. Also effective June 8, 1998, Horizon Personal Communications, Inc. and Sprint Spectrum executed a Sprint PCS Services Agreement. Bright also executed a similar Sprint PCS Services Agreement with Sprint Spectrum dated October 13, 1999 (collectively, the Horizon Personal Communications, Inc. Services Agreement and the Bright Personal Communications Services, LLC Services Agreement are referred to herein as the "Services Agreement").

     40. Consistent with its business plan and discussions with Sprint, upon execution of the Services Agreement, Horizon elected to become a Type III Affiliate. By these Type III elections, Horizon intended to retain control of the service functions in order to enhance its ability to earn an appropriate return on its investment in the Sprint PCS Affiliate Program.

                     SPRINT'S IMPROPER AND UNLAWFUL CONDUCT

     SPRINT'S COERCIVE SCHEME TO CAUSE HORIZON TO SWITCH FROM TYPE III TO TYPE II AFFILIATE STATUS

     41. Despite Sprint's promises and Horizon's contractual rights to the contrary, Sprint unreasonably interfered with Horizon's ability to provide its own administrative and support services as a Type III Affiliate, and engaged in various threatening and coercive acts to force Horizon to convert to Type II


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status, so that Sprint could control Horizon's billings, collections and other support services. Among other things:

     a. Sprint consistently failed to provide Horizon reasonable notice of new Sprint products and offerings, and thus unreasonably failed to allow Horizon a reasonable amount of time to plan for, evaluate the financial impact of, and establish the administrative and support services needed to support such new products and offerings;

     b. For critical Sprint products and offerings, such as the "Wireless Web" product whereby subscribers could access the internet from their PCS handset (phone), it was essential for Horizon to be able to connect to Sprint's Operation System Support Network ("OSSN"). Sprint repeatedly promised that it would provide OSSN connectivity to Horizon. For example, in an email dated April 13, 1999 from Sprint's Fred Rogers that was forwarded to Joe Corbin at Horizon by an email dated April 14, 1999 from Sprint's Mike Hawley, Horizon was told that, "the basic OSSN backbone design should provide support for the services that are currently being provided in Sprint PCS markets." Corbin responded to Rogers in an email dated May 13, 1999, giving Sprint the "green light" to proceed with OSSN connectivity for Horizon.

     c. Nonetheless, Sprint intentionally delayed making OSSN connectivity available to Horizon while continuing to promise that it would do so. As late as January 11, 2000, in an email from Hawley to Corbin, Sprint promised that Horizon "will have OSSN connectivity." On January 20, Hawley sent an email to Corbin asking him to sign an Affiliate Project Agreement ("APA") for OSSN connectivity. Corbin responded by email on


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          the same date advising Hawley that the APA was signed and sent to
          William Routt at Sprint that afternoon. Routt acknowledged receipt in an email to Corbin on January 21, 2000, and asked for "provisioning information so we can order the circuits."

     d. Notwithstanding the repeated promises, OSSN connectivity never was provided by Sprint while Horizon was a Type III Affiliate. In March 2000, after Horizon and other Type III Affiliates repeatedly complained about the delay in access to Wireless Web (which had been rolled out by Sprint and made available to non-Type III Affiliates in September 1999) Sprint revealed its coercive agenda in a report stating that the "current Type 3 arrangement lacks capability to maintain product and feature seamlessness." The report, dated March 10, 2000, was sent by email on March 9, 2000 from Steve Brown at Sprint to Horizon President Bill McKell and others at Horizon.

     e. In the March 10 report, and in a meeting on the same date in Kansas City, Sprint improperly and without any contractual basis threatened Type III Affiliates, including Horizon, that if they did not convert to Type II status Sprint would charge: (i) $627,570 for a "Plan/Analyze Phase" wherein Sprint would do no more than study the feasibility of maintaining the Type III arrangement by providing OSSN connectivity; and (ii) $16.4 to $20 million, give or take 50%, for the cost of creating what Sprint called the "Black Box" or interface that would allow Horizon and others to connect through OSSN to Sprint network elements that enabled products such as Wireless Web;



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     f.   Additionally, Sprint told Horizon and the other Type III Affiliates in the March 10 report that they also would be charged ongoing costs for Sprint to upgrade enterprise applications, for new product rollout interfaces and enhancements to existing products, as well as administrative costs;

     g. At the same time as Sprint was making it difficult or impossible for Horizon to offer Wireless Web and other programs, Sprint reminded Horizon that Wireless Web was a required program, thus threatening Horizon with the risk of default under the Management Agreement; and

     h. Sprint further pressured Type III Affiliates to convert to Type II status by representing in the March 10 report that the "Total Project" time for integrating its systems to allow Type III Affiliate provisioning of Wireless Web and other products would be "12-18 months to complete after completion of [the] plan/analyze" phase. In other words, Sprint represented that, even after paying millions of dollars to remain a Type III Affiliate, Horizon and the other Type III Affiliates would suffer substantial delays for product and service offerings that Sprint already had released to other non-Type III Affiliates and in its own portions of the Sprint PCS Network.

     42. On information and belief, Sprint's $16.4 to $20 million (give or take 50%) "Black Box" estimate was grossly overstated or fictitious, and was set so high only so as to make it prohibitive for Horizon to remain a Type III Affiliate.

     43. The threat of these additional costs just to remain a Type III Affiliate was staggering and cost prohibitive to Horizon. At about that same time, Horizon and Sprint were discussing a possible expansion of Horizon's Service Area. However, Sprint refused to agree to the proposed expansion unless, in connection therewith, Horizon agreed to convert from a Type III Affiliate to a Type II Affiliate.


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     44. Horizon was concerned that transition to Type II status could increase the costs of operating and managing its network, and in other respects would negatively impact its business model. To assuage Horizon's concerns that conversion to Type II status would reduce Horizon's ability to control its operations and thus its costs, Sprint falsely assured Horizon that it would reduce amounts charged for certain services under the Services Agreement. Specifically, in Section 9 of Addendum III, Sprint promised to reduce fees charged to Horizon under the Services Agreement for costs associated with various services, including customer care, activations, billing and others, by certain amounts for calendar years 2000, 2001 and 2002.

     45. Faced with Sprint's continued wrongful and unreasonable refusals to work with it as a Type III Affiliate, its demands for tens of millions of dollars just to allow Horizon to retain its Type III status, and Sprint's threats of default putting Horizon's substantial capital investment and its very existence at risk, and somewhat assuaged by Sprint's agreement to reduce Horizon's service fees in the years 2000, 2001 and 2002, in May 2000 Horizon agreed to convert to Type II Affiliate status. On or about May 19, 2000, Horizon and Sprint entered into a third amendment to the Management Agreement ("Addendum III"), which provided, among other things, for conversion of Horizon to a Type II Affiliate, service fee reductions for three years and expansion of the Service Area to include parts of Pennsylvania, New Jersey and New York.

     46. Conversion from Type III to Type II Affiliate status gave Sprint control of many aspects of Horizon's operations, including services for Horizon's core billing, collections, and customer care functions.



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     47. Moreover, Horizon's conversion to Type II Affiliate status gave Sprint immediate control over nearly all of Horizon's revenues. Because Sprint conducted Horizon's billing and collection under a Type II arrangement, most of Horizon's subscribers pay their monthly PCS bill directly to Sprint using a pre-addressed return envelope provided by Sprint. Any bills paid directly to Horizon are deposited by Horizon in a bank account swept daily by Sprint. Horizon thus became dependent upon Sprint to collect and properly account for all revenues derived from Horizon's operations, and to pass on to Horizon its 92% share of such revenues as provided in the Management Agreement. Consequently, Sprint is in a position of trust and owes a fiduciary duty to Horizon in the collection, accounting, handling, reconciliation and distribution of revenues from Horizon's Service Area network.

     SPRINT'S FAILURE TO PAY COLLECTED REVENUES AND OTHER AMOUNTS OWED TO HORIZON UNDER THE MANAGEMENT AGREEMENT

     48. Since Horizon's conversion to Type II status, Sprint improperly has manipulated its control over Horizon's business to increase the amounts retained by it to approximately 50% of Horizon's subscriber service revenues. In so doing, Sprint has fundamentally and in bad faith altered the nature of Horizon's Sprint affiliation and improperly and unlawfully deprived Horizon of the benefit of its bargain with Sprint.

     49. Beginning in or about July 2000, Sprint unilaterally ceased paying Collected Revenue as required in the Management Agreement, and instead began using an alternative method of calculating the amount due to Horizon which Sprint PCS calls the "revenue profile." Sprint has failed to provide monthly true-ups of Collected Revenue as required under the Management Agreement, making it impossible for Horizon to determine the accuracy of amounts received. On information and belief, Sprint's use of the revenue profile has resulted in underpayment of Collected Revenues due to Horizon.



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

     50. Additionally, in or around the first quarter of 2003, Sprint PCS admitted that it improperly accounted for, and failed to distribute to Horizon, $2,668,729 of Horizon's Collected Revenue. Sprint PCS has acknowledged owing this amount, but has paid Horizon only $206,625, and has wrongfully withheld payment of the remaining $2,462,104 for a so-called "bad debt reserve."

     51. Also, in or around the first quarter of 2003, Horizon notified Sprint PCS that it failed to properly account for and pay more than $5.5 million in "liable subscriber" revenues, or revenues received by Sprint PCS from a PCS subscriber in a Sprint PCS Service Area who has a related or group-billed subscriber located within the Horizon Service Area. Horizon is entitled to 92% of the Collected Revenues attributable to the subscriber located within the Horizon Service Area. Sprint has acknowledged owing Horizon revenues for liable subscriber collections, which it estimated at $2,858,966, and has paid that amount. Despite promising to reconcile its estimate to the balance claimed by Horizon, Sprint has failed and refused to provide a reconciliation or to pay the remainder of the amount due for liable subscriber revenue of approximately $2.29 million. In a telephone call with Affiliates on July 30, 2003, Sprint admitted that it cannot perform a reconciliation of liable subscriber revenue.

     52. Additionally, on information and belief, Sprint also has failed and refused to make other payments of revenues due to Horizon. For example, Sprint has failed to account for or to pay to Horizon amounts taken from customer late fees or customer deposits applied to pay delinquent accounts.

     53. Horizon is entitled to a full and complete accounting of all amounts collected by Sprint from subscribers in Horizon's Service Area.

     SPRINT'S IMPROPER REDUCTIONS OF THE "TRAVEL" RATE TO HORIZON'S FINANCIAL DISADVANTAGE

     54. As stated above, under the Management Agreement, Horizon and Sprint each reimburse the other for their respective subscribers "roaming" or "travel" (also called "Roaming and Inter Service Area" or "RISA") usage of the other's Service Area network.

     55. Sprint subscribers "roam" or "travel" onto Horizon's Service Area network much more than Horizon subscribers utilize Sprint-owned and operated portions of the Sprint PCS Network. Thus, lower RISA rates benefit Sprint.

     56. Sprint asserts that it has the unilateral right to set the per-minute rate applicable to RISA usage on a reciprocal basis. The initial RISA rate was 20-cents per minute. As shown above, Sprint was aware that the net revenues Horizon anticipated receiving from the monthly exchange of RISA payments was an essential part of Horizon's business plan, which assumed the rate would remain stable. Nonetheless, and solely for its own benefit, beginning in the spring of 2001 Sprint participated in the conduct of Horizon's business by lowering the RISA rate repeatedly and dramatically - - by more than 70% - - in order to lower the net amount for travel usage that it owes monthly to Horizon.

     57. Sprint has made these drastic rate reductions for RISA rates (i) without regard to the actual costs incurred by Horizon to provide RISA services to Sprint subscribers and (ii) notwithstanding Sprint's knowledge and approval of the financial projections that were premised and in fact dependent upon a stable RISA rate to generate revenues sufficient to repay the hundreds of millions of dollars that Horizon raised to build out its Service Area network. The decreases in rates were commercially unreasonable, caused significant harm to Horizon and were implemented solely to benefit Sprint and to allow Sprint to retain a larger share of Horizon's revenues.

     SPRINT'S IMPOSITION OF COMMERCIALLY UNREASONABLE AND FINANCIALLY DAMAGING "PROGRAM REQUIREMENTS" AND OTHER PERFORMANCE OBLIGATIONS

     58. Sprint controls and either conducts or participates in the conduct of many aspects of Horizon's business under the Management Agreement through a series of "Program Requirements," including National and Regional Distribution Program Requirements, National Accounts Program Requirements, Roaming and Inter Service Area Program Requirements, Technical Program Requirements and Customer Service Program Requirements.

     59. Under the Management Agreement, Sprint retained the unilateral right (within the bounds of commercial reasonableness and subject to the duty of good faith and fair dealing) to change these extensive Program Requirements from time to time. Sprint conducted or participated in the conduct of Horizon's business by requiring Horizon to comply with all Program Requirements, and to implement all changes in Program Requirements made by Sprint, or risk being declared in default under the Management Agreement.

     60. Prior to signing the Management Agreement and the Services Agreement, Horizon President Bill McKell had several telephone conversations with Joe Meyer of Sprint, including one on May 19, 1998, in which Meyer assured McKell that Sprint would not impose any programs on Horizon that were not economically viable for Horizon. However, Sprint has used its economic power and contractual position wrongfully, including its imposition of Program Requirements, to force Horizon to incur unnecessary, commercially unreasonable and financially damaging business expenses solely for the benefit of Sprint, such as implementation of third generation wireless technology ("3G") and its marketing programs known as "No Deposit ASL" and "Clear Pay."

     61. Third generation wireless, or 3G, technology is a relatively new form of PCS system that, among other things, enhances the user's ability to send and receive data on their telephone handset.

     62. Sprint required Horizon and all other Sprint Affiliates to switch to 3G technology beginning in the Fall of 2001. The switch was completed at an enormous cost to Horizon, requiring approximately $35 million in capital expenditures to upgrade its network.

     63. The enormous cost of upgrading to 3G technology imposed upon Horizon by Sprint was compounded by Sprint's demand that Horizon install the technology in cell tower sites to cover 95% of the population of Horizon's Service Area network. Even though much of Horizon's Service Area network covers many rural areas with relatively low levels of population (compared to Sprint's metropolitan areas) who make comparatively low usage of wireless technology, Sprint refused requests by Horizon to reduce or slow down conversion to 3G technology.

     64. Sprint executives, including Senior Vice President - Affiliations Thomas Mateer, admitted to Horizon that Sprint had no business plan justifying installation of 3G technology based upon anticipated data service usage and revenues. Instead, conversion to 3G was implemented by Sprint primarily because it provided an increase in the capacity of Sprint's network to carry voice transmissions, which Sprint, but not Horizon, needed. In fact, even before installation of 3G, Horizon had excess voice capacity in much of its network.


     65. Horizon and other Affiliates recently were informed by Sprint that Sprint believes a portion of 3G data sales will be substantially reduced as a result of a competing new internet-delivery technology known as "Wi-Fi." Sprint informed the Affiliates at a meeting in Kansas City on July 22, 2003, that Sprint intends to enter the Wi-Fi market - - and thus contribute to the anticipated decline in 3G sales - - but that the Affiliates would not be included in or benefit from Sprint's effort to capture a portion of the Wi-Fi market, notwithstanding the millions of dollars invested by the Affiliates in 3G technology at Sprint's demand. Sprint's entry into the Wi-Fi market, to the extent it will diminish Horizon's opportunity to earn a return on its 3G investment mandated by Sprint, constitutes a breach of the implied covenant of good faith and fair dealing.

     66. Another example of Sprint's imposition of commercially unreasonable and financially damaging programs occurred beginning in Spring 2001, when Sprint mandated marketing programs known as "No Deposit Account Spending Limit (`ASL')" and, later in 2001, "Clear Pay." The No Deposit ASL and Clear Pay programs targeted "sub-prime" or credit-marginal customers by eliminating the standard deposit requirement. By eliminating the deposit that could have been applied to at least some of those unpaid charges, the programs forced Horizon to take on enormous financial risk.

     67. The risk posed by No Deposit ASL and Clear Pay turned into reality, causing substantial losses for Horizon. As the result of these programs, Horizon's total subscribership mushroomed with a tremendous influx of credit-marginal subscribers. However, many of the new subscribers had their service terminated without ever paying a bill and with no deposit available to recover any lost revenue. Moreover, Sprint failed to disclose to Horizon that it did not have the technology to enforce the Account Spending Limit if the subscriber roamed outside the Sprint PCS or Affiliate Networks. As ASL subscribers learned of this technological loophole, Horizon's losses increased.

     68. Horizon's losses further were compounded by the fact that, for each new No Deposit ASL or Clear Pay subscriber, Horizon incurred substantial up-front costs that it could never recoup (such as costs related to handset subsidies, the dollar value of which PCS providers like Horizon typically recoup only in later monthly charges to subscribers); and also by the fact that, based on the increase in total subscribers caused by these programs, Sprint itself received substantially increased monthly service fees charged to Horizon for customer activations, billing, customer care and other services purportedly provided to Horizon. Thus, Sprint directly benefited from imposing these financially disastrous programs upon Horizon. Indeed, Sprint continued to bill many of these customers and to charge Horizon for unnecessary billing services even after it was apparent that the bills would not be paid.

     69. Yet another example of Sprint's imposition of commercially unreasonable and financially damaging programs is its requirement that Horizon buy all of its long distance service from Sprint. Upon information and belief, the rate charged to Horizon by Sprint for long distance is commercially unreasonable, and forces Horizon to spend more on long distance than is necessary, based upon competitive rates available to Horizon in the market.

     70. Additionally, through "translation" software that is controlled by Sprint, Sprint improperly routes through its own long distance lines certain calls that are made by Horizon subscribers to local phone numbers. Sprint has not agreed to Horizon's repeated requests for the raw data feeds necessary for analysis to determine the proper routing for calls made in Horizon's Service Area. As a result, Sprint has wrongfully billed Horizon for long distance charges on local calls. The duration and amount of the wrongful charges is not yet known to Horizon due to Sprint's failure to provide detailed call records.

     SPRINT'S ABUSIVE BILLING PRACTICES

     71. The basic understanding of the Services Agreement is that Sprint will provide to Horizon those services that are selected by Horizon, and that Sprint may bill Horizon for the cost of actually providing the selected services to Horizon. Thus, under the Services Agreement, Sprint is entitled to charge monthly fees for each service selected by Horizon based on the actual costs and expenses incurred by Sprint to provide such selected service to Horizon.

     72. The Management Agreement and the Services Agreement provide expressly that Sprint and Horizon each will bear their own expenses, and the Management Agreement (which controls over the Services Agreement) further clarifies that neither party may "allocate" its own costs to the other party, except as provided in the Program Requirements, unless the parties agree in advance to the allocation.

     73. Sprint has violated these provisions routinely. Each month, Sprint prepares and sends to Horizon by U.S. Mail and by electronic mail "settlement statements" that set out charges for various services purportedly provided by Sprint to Horizon during the prior month under the Services Agreement. The settlement statements - - including, for example, Invoice Nos. A75-014139 and A75-014149 dated June 20, 2003 containing charges for services allegedly provided to Horizon in May 2003 (the "May 2003 Invoices) - - contain various components including, among other things, "pass through" fees and expenses and "service bureau" fees and expenses.

     74. Whether by design, or as a result of limitations of Sprint's internal processes and systems, the monthly Sprint settlement statements are complex and do not correlate, either in substance or in form, to provisions in the Management Agreement or the Services Agreement. In particular, there is no underlying contractual basis for most of the line items identified as "pass through" fees. As a result, it has been very difficult, if not impossible, for Horizon to determine the nature of certain charges and to assess whether they are authorized or appropriate. Horizon has demanded that Sprint provide a contractual basis and justification for such charges, but Sprint has failed to do so.

     75. On several occasions, and in material and financially onerous ways, Sprint has added new so-called "services" to its settlement statements for which it imposes additional fees; changed the fees for existing services under the Services Agreement; and otherwise failed to live up to its contractual agreement to charge Horizon only for the actual costs of selected services actually provided to Horizon.

     76. Specifically, through its changes to and manipulations of the fee schedule contained in Exhibit 2.1.1 of the Services Agreement and through the monthly settlement statements (such as the May 2003 Invoices and prior monthly invoices issued after Horizon's conversion to Type II) that are sent by electronic mail and United States Mail to Horizon, Sprint has, among other things:

     a. Improperly, unlawfully and fraudulently allocated its own costs, such as research and development, to Horizon by concealing such allocated costs within "pass-through" or "service" fees including, for example, the category described as "National Platform" expense and fees;

     b. Improperly, unlawfully and fraudulently charged Horizon for services not actually provided to Horizon including, for example, the Market Development Fund, the Meet Competition Fund, Marketing
          Collateral-Destruction Fee, the Cooperative Advertising Fee, the Customer Solutions Fees and Hal Riney Advertising Fees;

     c. Established fees or charges for services in a manner that is not commercially reasonable and that violates the implied covenant of good faith and fair dealing such as the RISA rate;

     d. On information and belief, improperly, unlawfully and fraudulently recharacterized and concealed full price charges for services that are in fact components of services for which Horizon was to receive a rate discount under Addendum III or otherwise failed to provide the discounts agreed upon in Addendum III; and

     e. Improperly, unlawfully and fraudulently charged Horizon for "services" for which Sprint PCS already is compensated under the Management Agreement, such as research and development, national advertising, national distribution, and national platforms and services.

     77. Each of these practices was designed to achieve Sprint's goal of wrongfully retaining a larger share of Horizon's service revenues.

     78. Despite Horizon's repeated requests, Sprint has failed and refused to provide adequate detail, explanation or other information essential to the management of Horizon's business with respect to calculation of charges for service fees and pass through fees, or its billing practices, such as application of particular fees to Horizon through the use of "drivers."

     79. After repeated demands from Horizon and other Affiliates for an explanation of the basis for calculating service fees, on or about March 7, 2003, Sprint had a meeting with representatives of Horizon and various other Affiliates. The explanation and documents provided by Sprint at that meeting demonstrated that, under the guise of "service" fees, Sprint includes and has included inappropriate, unauthorized and commercially unreasonable costs not properly allocable to services actually rendered to Affiliates, as well as charges for which Sprint receives compensation under the Management Agreement.


     80. For example, Sprint has included in its monthly statements to the Affiliates certain charges that it characterizes as "pass throughs." These charges include, for example, national advertising and promotion expenses, research and development costs for the Sprint PCS Network upgrade to 3G technology and software fees, all of which constitute a part of the consideration for which Sprint receives 8% of the revenues from operations of Horizon's PCS network under the Management Agreement.

     81. Sprint has ignored Horizon's repeated demand for an explanation of pass-through charges, has not pointed to any contractual authorization for such charges under either the Management Agreement or the Services Agreement, and has failed and refused to stop including such charges in its monthly settlement statements or to refund to Horizon the amounts it has paid for these unauthorized charges.

     OTHER SPRINT COERCIVE TACTICS

     82. In addition to its wrongful efforts to recoup its own business costs from Horizon, Sprint wrongfully has used its control of Horizon's business and revenues to force Horizon to comply with or to bear the cost of Sprint's compliance with Sprint's separate contracts with third parties.

     83. For example, Sprint has a contract with RadioShack that, among other things, contains a non-compete provision that prohibits Sprint from establishing a retail location that is "unreasonably close" to a RadioShack store.

     84. Horizon is not a party to Sprint's contract with RadioShack and is not legally obligated to comply with its terms. Nonetheless, Sprint has demanded that Horizon comply with the non-compete provision in that contract and threatened to take retaliatory action against Horizon if it refused to do so.

     85. The non-compete provision in Sprint's contract with RadioShack is onerous, unreasonable and oppressive. Unlike Sprint's Service Area in large metropolitan areas where storefront locations are easy to find and dense populations support relatively proximate store locations, Horizon's Service Area is mostly rural, with comparatively fewer potential storefront locations. To comply with the RadioShack non-compete provision, Horizon has had to forego primary storefront locations in many of its markets.

     86. On one occasion, after Horizon signed a lease for a store to be located in Bridgeport, West Virginia, Sprint informed Horizon that because RadioShack objected, Horizon could not open the store. In a telephone conversation about the lease on September 9, 2002, Sprint's Thomas Mateer told Horizon Chief

Operating Officer Alan Morse that RadioShack was far "more important" to Sprint than was Horizon, and that if Horizon refused to give up the Bridgeport, West Virginia location, Sprint would retaliate. Mateer assured Morse that "it would not be pretty." Faced with a direct and blunt threat of retaliation by Sprint if it failed to comply, Horizon was forced to give up the location while remaining liable on the lease.

     87. Similarly, on information and belief, Sprint recently amended its contract with RadioShack to provide for mandatory payment of incentives, known as "SPIFF's" to RadioShack employees who sell Sprint handsets (phones). Sprint now is wrongfully demanding that Horizon pay the SPIFF's for sales by RadioShack in the Horizon Service Area. Although it has paid SPIFF's voluntarily in the past, Horizon has notified Sprint that it no longer will do so since it is not in Horizon's best economic interests to do so.

     88. Still another example of Sprint's coercive business tactics, and of its wrongful control of and participation in the conduct of Horizon's business, is Sprint's outrageous demand, in the summer of 2000, that Horizon incur the cost of a modification of Sprint's contract with another third party. Horizon has constructed the wireless network throughout its designated portions of the Sprint PCS Network except those portions of the network that are located in Virginia and West Virginia. Horizon contracted with West Virginia PCS Alliance and Virginia PCS Alliance, two independent PCS providers offering services under the nTelos brand (collectively, "nTelos"), for construction and operation of Horizon's portions of the Sprint PCS Network in those states.

     89. Sprint approved Horizon's contract with nTelos.

     90. In an effort to ensure compliance with the FCC build-out requirements of Sprint's PCS licenses, Sprint also entered into a separate contract with nTelos. In its separate contract with nTelos, Sprint expressly agreed that nTelos would have until June 15, 2002 to complete construction of that portion of the Sprint PCS Network that had been assigned to nTelos.

     91. The June 15, 2002 construction deadline in Sprint's separate contract with nTelos was an oversight, by Sprint, because Sprint's PCS licenses actually required construction of that portion of the Sprint PCS Network by April 28, 2002.

     92. Although Horizon was not a party to Sprint's contract with nTelos, and although the construction deadline in that contract was Sprint's own error, Sprint unreasonably demanded that Horizon require, as part of the contracts between Horizon and nTelos, that nTelos accelerate construction of its designated portion of the Sprint PCS Network. Sprint demanded that Horizon require nTelos to complete construction by no later than December 31, 2001.

     93. Sprint made this demand in the course of multiple telephone conversations between Sprint's Thomas Mateer and Horizon's Bill McKell, as well as in telephone conversations between Sprint's Scott Fisher and McKell. At one point in these conversations, McKell pointed out to Mateer that the construction problem was caused by the provision in Sprint's contract with nTelos, and that Horizon was not a party to and had no obligations under that contract. In direct response to that comment, Mateer angrily stated that if Horizon did not "fix" the problem, Sprint would take over the build-out of the nTelos designated network area and further that, despite the absence of any contractual basis, Sprint would get back from Horizon "every penny" of Sprint's "fully allocated costs" of that accelerated construction.

     94. Faced with Sprint's constant demands and Mateer's threats, and given Sprint's control of Horizon's business operations and revenues, Horizon ultimately negotiated with nTelos for the accelerated construction demanded by Sprint. Horizon believes it has paid to nTelos the costs of that acceleration indirectly in the form of increased network service fees to nTelos. Despite the fact that the acceleration was due to Sprint's own contracting error, Sprint paid none of these costs.

                       THE PURPOSE AND EFFECT OF SPRINT'S
                          IMPROPER AND UNLAWFUL CONDUCT

     95. Taken as a whole, Sprint's actions were calculated and designed to reduce its own operational losses and/or inflate its earnings while depriving Horizon of millions of dollars in revenue and other benefits of its agreements. Over time, Sprint has so abused and manipulated its position and rights under the governing agreements as to intercept much of Horizon's subscriber service revenues and make it impossible for Horizon to operate in a manner in which it is able to meet its bank lending covenants, satisfy its outstanding debts and provide a return to its shareholders.

     96. As a result of the Sprint's wrongful conduct as described herein,
Horizon: (i) has been deprived of millions of dollars in revenue that it should have received from operation of its PCS network; (ii) has been forced to expend millions of dollars on "service bureau" fees, "pass through" charges and other expenditures mandated by Sprint that were commercially unreasonable, implemented in bad faith and/or unauthorized under either the Management Agreement or the Services Agreement; (iii) has been forced to lay off 60% of its employees and close many of its retail stores in order to preserve cash; and (iv) has lost virtually all of its enterprise value and has been forced into bankruptcy.

     97. Upon information and belief, other Affiliates have been victimized by similar misconduct by Sprint. One other Sprint Affiliate, iPCS, Inc., filed a Chapter 11 bankruptcy petition in February 2003 and sued Sprint upon allegations of breach of conduct by Sprint similar to those alleged herein. Another affiliate, U.S. Unwired, Inc. which also began as a Type III Affiliate, sued Sprint on or about July 10, 2003, alleging misconduct by Sprint similar to that alleged herein including alleged violation of the Racketeer Influenced and Corrupt Organizations Act in connection with U.S. Unwired's conversion from Type III Affiliate status to Type II Affiliate status.

                                     COUNT I

               (RACKETEER INFLUENCED AND CORRUPT ORGANIZATIONS ACT
                  VIOLATIONS UNDER 18 U.S.C. Section 1962 (b))

     98. Horizon incorporates and realleges as if fully set forth herein paragraphs 1 through 97 above.

     99. Sprint Corporation, Sprint Spectrum, L.P., WirelessCo, L.P., and SprintCom, Inc. are "persons" within the meaning of 18 U.S.C. ss. 1961(3).

     100. Horizon is an enterprise engaged in, and whose activities affect, interstate commerce within the meaning of 18 U.S.C. ss.1961(4).

     101. Sprint indirectly and directly acquired and maintained control of the Horizon enterprise through a pattern of racketeering activity in violation of 18 U.S.C. ss.1962(b).

     102. This pattern of racketeering activity consisted, and still consists on an ongoing basis, of the following predicate acts:

          (a) Repeated acts of extortion in violation of 18 U.S.C. ss. 1951 threatening and attempting extortion in order to obtain control of Horizon's business operations and property by wrongfully using fear of economic loss to induce Horizon to relinquish that control. In so doing, Sprint obstructed and affected interstate commerce. Sprint accomplished this scheme by engaging in at least the following acts:

               (i) that Sprint would unjustifiably declare Horizon in default of the Sprint PCS Management Agreement if Horizon did not switch to a Type III affiliation, or alternatively, agree to pay to Sprint inflated sums to remain a Type III affiliate;

               (ii) that Sprint would demand that Horizon pay $627,570 for Sprint to even consider Horizon's attempts to remain a Type III affiliate;

               (iii) that Sprint would demand that Horizon pay another $16.4 to $30 million or more to remain a Type III affiliate;

               (iv) that Horizon would be denied access to new and important Sprint products if Horizon remained a Type III affiliate; and

               (v) that Sprint would delay Horizon's entry into the Wireless Web market by more than 12-18 months if Horizon remained a Type III affiliate.

     (b) Repeated acts of mail fraud in interstate commerce, utilizing the United States Mail in contravention of 18 U.S.C. ss. 1341, and repeated acts of wire fraud in interstate commerce, utilizing electronic mail and telephone communications in contravention of 18 U.S.C. ss. 1343, such as:

          (i) Continuously sending bills containing wrongful allocations of Sprint's own costs;

          (ii) Continuously sending bills containing false and fraudulent charges for services not provided to Horizon or for services for which Sprint already was being compensated under the Management Agreement;

          (iii) Continuously sending bills containing inflated, baseless or commercially unreasonable charges; and

          (iv) Continuously making or sending communications that led Horizon to believe that it was permissible to remain a Type III affiliate when such representations were false and known to be false when made.

     103. The communications Sprint used for the purposes of carrying out its fraudulent scheme include:

          (a) an as-yet undetermined number of telephone conversations, mailings, and electronic mailing intended fraudulently to induce Horizon to believe that Sprint intended to allow Horizon to remain a Type III Affiliate, and thereby retain control of its business operations, despite Sprint's intent to obtain control of Horizon's business operations and property;

          (b) an as-yet undetermined number of telephone conversations, mailings, and electronic mailings intended fraudulently to induce Horizon to believe that it was not possible for Horizon to carry and support Wireless Web and other future products without becoming a Type II Affiliate or through payment of the arbitrary and inflated sums of money demanded by Sprint; and

          (c) an as-yet undetermined number of telephone conversations, mailings, and electronic mailings intended to defraud Horizon of substantial sums of money.

     104. By engaging in the foregoing predicate acts, Sprint gained, or attempted to gain, control of at least the following property of Horizon:

          (a) the economic benefit to Horizon of remaining a Type III affiliate;

          (b) Horizon's control of its cash and the conduct of its business;

          (c) the substantial sums of money which Sprint demanded for Horizon to remain a Type III affiliate;

          (d) the substantial sums of money that Sprint charged Horizon and collected for services not requested by Horizon, or for services and/or products that Sprint never performed, never furnished or billed at inflated or otherwise improper rates.

     105. Sprint's conduct directly impacted and impeded interstate commerce by:

          (a) obstructing and affecting the interstate business operations of Horizon, including Horizon's ability to offer the Wireless Web product through interstate commerce to customers in several states, and

          (b) allowing Sprint to obtain control of Horizon's business, customer care, and billing operations, all of which Horizon carried out in interstate commerce with customers in several states.

     106. The racketeering activity described herein has been continuous and long-term and constitutes a pattern of racketeering activity pursuant to 18 U.S.C. ss.1961(5). Sprint continues to engage in unlawful acts that allow it to maintain control over Horizon's business. The harm caused to Horizon by Sprint's racketeering activity is therefore likely to continue until, on information and belief, defendants achieve their ultimate objective of rolling up Horizon's operations into their own.

     107. As a direct and proximate result of Sprint's racketeering activities and violations of 18 U.S.C. ss.1962(b), Horizon has suffered concrete financial injury in its business and property such as:

          (a) the loss of millions of dollars in Collected Revenues that Sprint now collects as a result of Horizon's loss of control over its own revenue and cash flow and that Sprint unlawfully refuses to pay Horizon;

          (b) the payment of millions of dollars to Sprint for fraudulent and improper fees for services that Sprint either did not perform for Horizon or was not authorized to charge Horizon, all facilitated by Sprint's maintenance of control over Horizon;

          (c) the severe diminution of Horizon's business value; and

          (d) the stifling of Horizon's ability to grow and to succeed.

     108. The injuries Horizon suffered as a result of defendants' acquisition and maintenance of control over Horizon's business operations are separate and distinct from the injuries that Horizon has suffered as a result of Sprint's predicate acts of racketeering.

     109. As a result of the unlawful conduct alleged herein, plaintiffs have sustained damages in an amount to be proved at trial.

                                    COUNT II

               (RACKETEER INFLUENCED AND CORRUPT ORGANIZATIONS ACT
                   VIOLATIONS UNDER 18 U.S.C. Section 1962(c))

     110. Horizon incorporates and realleges as if fully set forth herein paragraphs 1 through 109 above.

     111. Sprint has conducted and/or participated in the conduct of Horizon's affairs through a pattern of racketeering activity in violation of 18 U.S.C. ss. 1962(c).

     112. Sprint conducted or participated in the conduct of Horizon's affairs by at least:

          (a) Coercing Horizon to relinquish control of its business operations by agreeing to convert from a Type III to a Type II Affiliate;

          (b) Conducting the billing and collection of Horizon's subscriber service revenues and depriving Horizon of its lawful share thereof;

          (c) Causing Horizon to incur millions of dollars in expenditures through payment to Sprint of amounts to which Sprint was not entitled;

          (d) Causing Horizon to incur expenditures and/or losses of millions of dollars through imposition of mandatory program requirements, such as the No Deposit ASL, Clear Pay and 3G upgrade;

          (e) Setting and reducing the RISA rate charged by Horizon to Sprint;

          (f) Causing Horizon to relinquish prime locations on which it desired to open stores because of the non-competition terms of Sprint's contract with RadioShack; and

          (g) Coercing Horizon to enter into an amendment to its Network Services Agreement with nTelos in order to cause nTelos to accelerate construction of the nTelos PCS network in order to meet Sprint's FCC license requirements.

     113. The pattern of racketeering activity consisted, and still consists on an ongoing basis, of the following predicate acts:

          (a) Repeated acts of extortion in violation of 18 U.S.C. ss. 1951 threatening and attempting extortion by wrongfully using fear of economic loss to coerce Horizon to conduct its business as a Type II Affiliate rather than as a Type III Affiliate. In so doing, Sprint obstructed and affected interstate commerce. Sprint accomplished this scheme by engaging in at least the following acts:

               (i) threatening to declare Horizon in default of the Sprint PCS Management Agreement if Horizon did not switch to a Type II affiliation, or alternatively, agree to pay to Sprint inflated sums to remain a Type III Affiliate;

               (ii) demanding that Horizon pay $627,570 for Sprint to even consider Horizon's attempts to remain a Type III Affiliate;

               (iii) demanding that Horizon pay another $16.4 million to $30 million or more to remain a Type III Affiliate;

               (iv) threatening to deny Horizon access to new and important Sprint products if Horizon remained a Type III Affiliate;

               (v) threatening to delay Horizon's entry into the Wireless Web market by more than 12-18 months if Horizon remained a Type III Affiliate;

               (vi) threatening to exact retribution if Horizon refused to abide by the terms of an agreement between Sprint and a third party, RadioShack, to which Horizon was not a party; and

               (vii) threatening to impose upon Horizon substantial and unjustified charges if Horizon refused to enter into an amendment to its Network Services Agreement with nTelos in order to cause nTelos to accelerate construction of the nTelos PCS network in Virginia and West Virginia in order to meet Sprint's FCC license requirements.

          (b) Repeated acts of mail fraud in interstate commerce, utilizing the United States Mail in contravention of 18 U.S.C. ss. 1341, and repeated acts of wire fraud in interstate commerce, utilizing electronic mail and telephone communications in contravention of 18 U.S.C. ss 1343, such as:


               (i) continuously sending bills containing wrongful allocations of Sprint's own costs;

               (ii) continuously sending bills containing false and fraudulent charges for services not provided to Horizon or for services for which Sprint already was being compensated under the Management Agreement;

               (iii) continuously sending bills containing inflated, baseless or commercially unreasonable charges; and

               (iv) continuously making or sending communications that led Horizon to believe that it was permissible to remain a Type III Affiliate when such representations were false and known to be false when made.

     114. The communications Sprint used for the purposes of carrying out its fraudulent scheme include:

          (a) An as-yet undetermined number of telephone conversations, mailings, and electronic mailings intended fraudulently to induce Horizon to believe that Sprint intended to allow Horizon to remain a Type III Affiliate and to retain control of its business operations, despite Sprint's intent to coerce Horizon into relinquishing its business operations and property;

          (b) An as-yet undetermined number of telephone conversations, mailings, and electronic mailings intended fraudulently to induce Horizon to believe that it was not possible for Horizon to carry and support Wireless Web and other future products without becoming a Type II Affiliate or through payment of the arbitrary and inflated sums of money demanded; and

          (c) An as-yet undetermined number of telephone conversations, mailings and electronic mailings intended to defraud Horizon of substantial sums of money.

     115. Sprint's conduct directly impacted and impeded interstate commerce by:

          (a) Obstructing and affecting the interstate business operations of Horizon, including Horizon's ability to offer the Wireless Web and other similar products through interstate commerce to customers in several states;

          (b) Allowing Sprint to conduct or to participate in the conduct of Horizon's business, including customer care, billing and collections, and imposition of program requirements such as No Deposit ASL and 3G upgrades, all of which Horizon carried out in interstate commerce with customers in several states;

          (c) Causing Horizon to decline to open stores in prime locations in various states where it otherwise desired to open stores solely as a result of Sprint's demand that Horizon abide by the non-competition terms of Sprint's agreement with RadioShack; and

          (d) Causing Horizon to amend its agreement with nTelos for construction of the nTelos PCS network in Virginia and West Virginia.

     116. The racketeering activity described herein has been continuous and long-term and constitutes a pattern of racketeering activity pursuant to 18 U.S.C. ss. 11961(5). Sprint continues to engage in unlawful acts that allow it to conduct or participate in the conduct of Horizon's business. The harm caused to Horizon by Sprint's racketeering activity is therefore likely to continue until, on information and belief, defendants achieve their ultimate objective of rolling up Horizon's operations into their own.

     117. As a direct and proximate result of Sprint's racketeering activities and violations of 18 U.S.C. ss. 1962(c), Horizon has suffered concrete financial injury in its business and property such as:

          (a) The loss of millions of dollars in Collected Revenues that Sprint now collects as a result of Horizon's loss of control over its own revenue and cash flow and that Sprint unlawfully refuses to pay to Horizon;

          (b) The payment of millions of dollars to Sprint for fraudulent and improper fees for services that Sprint either did not perform for Horizon or was not authorized to charge Horizon, all facilitated by Sprint's conduct or participation in the conduct of Horizon's affairs;

          (c) The payment of increased fees to nTelos in order to obtain nTelos's agreement to speed up construction of the nTelos PCS network in compliance with the requirements of Sprint's FCC licenses;

          (d) The severe diminution of Horizon's business value; and

          (e) The stifling of Horizon's ability to grow and to succeed.

     118. The injuries that Horizon suffered as a result of defendants' conduct or participation in the conduct of Horizon's affairs are separate and distinct from the injuries that Horizon has suffered as a result of Sprint's predicate acts of racketeering.

     119. As a result of the unlawful conduct alleged herein, Horizon has sustained damages in an amount to be proved at trial.

                                    COUNT III

                     (OHIO PATTERN OF CORRUPT ACTIVITIES LAW

             VIOLATIONS UNDER OHIO REV. CODE Section 2923.32(a)(2))

     120. Horizon incorporates and realleges as if fully set forth herein paragraphs 1 through 119 above.

     121. Sprint Corporation, Sprint Spectrum, L.P., WirelessCo, L.P., and SprintCom, Inc. are "persons" within the meaning of Ohio Rev. Code ss. 2923.31(G).

     122. Horizon is an "enterprise" within the meaning of Ohio Rev. Code ss. 2923.21(C).

     123. Sprint indirectly and directly acquired and maintained control of the Horizon enterprise through a pattern of corrupt activity in violation of Ohio Rev. Code ss. 2923.32(A)(2).

     124. This pattern of corrupt activity consisted, and still consists on an ongoing basis, of the following incidents of corrupt activity:

          (a) Repeated and attempted acts of extortion in violation of 18 U.S.C. ss. 1951 and Ohio Rev. Code ss. 2905.11, including threatening and attempting extortion in order to obtain control of Horizon's business operations and property by wrongfully using fear of economic loss to induce Horizon to relinquish that control. Sprint accomplished this scheme by engaging in at least the following acts:

               (i) threatening that Sprint would unjustifiably declare Horizon in default of the Sprint PCS Management Agreement if Horizon did not switch to a Type III affiliation, or alternatively, agree to pay to Sprint inflated sums to remain a Type III affiliate;

               (ii) demanding that Horizon pay $627,570 for Sprint to even consider Horizon's attempts to remain a Type III affiliate;

               (iii) demanding that Horizon pay another $16.4 to $30 million or more to remain a Type III affiliate;

               (iv) threatening that Horizon would be denied access to new and important Sprint products if Horizon remained a Type III affiliate; and

               (v) threatening that Sprint would delay Horizon's entry into the Wireless Web market by more than 12-18 months if Horizon remained a Type III affiliate.

          (b) Repeated and attempted acts of mail fraud in interstate commerce, utilizing the United States Mail in contravention of 18 U.S.C.ss.1341 and Ohio Rev. Codess.2923.31(I)(1), and repeated and attempted acts of telecommunications fraud, utilizing electronic mail and telephone communications in contravention of Ohio Rev. Codess.2913.05, such as:

               (i) Continuously sending bills containing wrongful allocations of Sprint's own costs;

               (ii) Continuously sending bills containing false and fraudulent charges for services not provided to Horizon or for services for which Sprint already was being compensated under the Management Agreement;

               (iii) Continuously sending bills containing inflated, baseless or commercially unreasonable charges; and

               (iv) Continuously making or sending communications that led Horizon to believe that it was permissible to remain a Type III affiliate when such representations were false and known to be false when made.

     125. The communications Sprint used for the purposes of carrying out its fraudulent scheme include:

          (a) an as-yet undetermined number of telephone conversations, mailings, and electronic mailing intended fraudulently to induce Horizon to believe that Sprint intended to allow Horizon to remain a Type III Affiliate, and thereby retain control of its business operations, despite Sprint's intent to obtain control of Horizon's business operations and property;

          (b) an as-yet undetermined number of telephone conversations, mailings, and electronic mailings intended fraudulently to induce Horizon to believe that it was not possible for Horizon to carry and support Wireless Web and other future products without becoming a Type II Affiliate or through payment of the arbitrary and inflated sums of money demanded by Sprint; and

          (c) an as-yet undetermined number of telephone conversations, mailings, and electronic mailings intended to defraud Horizon of substantial sums of money.

     126. By engaging in the foregoing corrupt activities, Sprint gained, or attempted to gain, control of at least the following property of Horizon:

          (a) the economic benefit to Horizon of remaining a Type III affiliate;

          (b) Horizon's control of its cash and the conduct of its business;

          (c) the substantial sums of money which Sprint demanded for Horizon to remain a Type III affiliate;

          (d) the substantial sums of money that Sprint charged Horizon and collected for services not requested by Horizon, or for services and/or products that Sprint never performed, never furnished or billed at inflated or otherwise improper rates.

     127. The corrupt activity described herein has been continuous and long-term and constitutes a pattern of corrupt activity pursuant to Ohio Rev. Code ss. 2923.31(E). Sprint continues to engage in unlawful acts that allow it to maintain control over Horizon's business. The harm caused to Horizon by Sprint's corrupt activity is therefore likely to continue until, on information and belief, defendants achieve their ultimate objective of rolling up Horizon's operations into their own.

     128. As a direct and proximate result of Sprint's corrupt activities and violations of Ohio Rev. Code ss. 2923.32(A)(2), Horizon has suffered concrete financial injury in its business and property such as:

          (a) the loss of millions of dollars in Collected Revenues that Sprint now collects as a result of Horizon's loss of control over its own revenue and cash flow and that Sprint unlawfully refuses to pay Horizon;

          (b) the payment of millions of dollars to Sprint for fraudulent and improper fees for services that Sprint either did not perform for Horizon or was not authorized to charge Horizon, all facilitated by Sprint's maintenance of control over Horizon;

          (c) the severe diminution of Horizon's business value; and

          (d) the stifling of Horizon's ability to grow and to succeed.

     129. The injuries Horizon suffered as a result of defendants' acquisition and maintenance of control over Horizon's business operations are separate and distinct from the injuries that Horizon has suffered as a result of Sprint's corrupt activities.

     130. As a result of the unlawful conduct alleged herein, plaintiffs have sustained damages in an amount to be proved at trial.

                                    COUNT IV

                     (OHIO PATTERN OF CORRUPT ACTIVITIES LAW

               VIOLATIONS UNDER OHIO REV. CODE Section 2923.32(a)(1))

     131. Horizon incorporates and realleges as if fully set forth herein paragraphs 1 through 130 above.

     132. Sprint has conducted and/or participated in the conduct of Horizon's affairs through a pattern of corrupt activity in violation of Ohio Rev. Code ss. 2923.32(A)(1).

     133. This pattern of corrupt activity consisted, and still consists on an ongoing basis, of the following predicate acts:

          (a) Repeated and attempted acts of extortion in violation of 18 U.S.C. ss. 1951 and Ohio Rev. Code ss. 2905.11 threatening and attempting extortion by wrongfully using fear of economic loss to coerce Horizon to conduct its business as a Type II Affiliate rather than as a Type III

     Affiliate. In so doing, Sprint obstructed and affected interstate commerce. Sprint accomplished this scheme by engaging in at least the following acts:

               (i) threatening to declare Horizon in default of the Sprint PCS Management Agreement if Horizon did not switch to a Type II affiliation, or alternatively, agree to pay to Sprint inflated sums to remain a Type III Affiliate;

               (ii) demanding that Horizon pay $627,570 for Sprint to even consider Horizon's attempts to remain a Type III Affiliate;

               (iii) demanding that Horizon pay another $16.4 million to $30 million or more to remain a Type III Affiliate;

               (iv) threatening to deny Horizon access to new and important Sprint products if Horizon remained a Type III Affiliate;

               (v) threatening to delay Horizon's entry into the Wireless Web market by more than 12-18 months if Horizon remained a Type III Affiliate;

               (vi) threatening to exact retribution if Horizon refused to abide by the terms of an agreement between Sprint and a third party, RadioShack, to which Horizon was not a party; and

               (vii) threatening to impose upon Horizon substantial and unjustified charges of millions of dollars if Horizon refused to enter into an amendment to its Network Services Agreement with nTelos in order to cause nTelos to accelerate construction of the nTelos PCS network in Virginia and West Virginia in order to meet Sprint's FCC license requirements.

          (b) Repeated and attempted acts of mail fraud in interstate commerce, utilizing the United States Mail in contravention of 18 U.S.C. ss. 1341 and Ohio Rev. Code ss. 2923.31(I)(1), and repeated and attempted acts of wire fraud in interstate commerce, utilizing electronic mail and telephone communications in contravention of 18 U.S.C. ss.ss. 1343 and Ohio Rev. Code ss. 2913.05, such as:

               (i) Continuously sending bills containing wrongful allocations of Sprint's own costs;

               (ii) Continuously sending bills containing false and fraudulent charges for services not provided to Horizon or for services for which Sprint already was being compensated under the Management Agreement;

               (iii) Continuously sending bills containing inflated, baseless or commercially unreasonable charges; and

               (iv) Continuously making or sending communications that led Horizon to believe that it was permissible to remain a Type III affiliate when such representations were false and known to be false when made.

     134. The communications Sprint used for the purposes of carrying out its fraudulent scheme include:

          (a) An as-yet undetermined number of telephone conversations, mailings, and electronic mailings intended fraudulently to induce Horizon to believe that Sprint intended to allow Horizon to remain a Type III Affiliate and retain control of its business operations, despite Sprint's intent to coerce Horizon into relinquish its business operations and property;

          (b) An as-yet undetermined number of telephone conversations, mailings, and electronic mailings intended fraudulently to induce Horizon to believe that it was not possible for Horizon to carry and support Wireless Web and other future products without becoming a Type II Affiliate or through payment of the arbitrary and inflated sums of money demanded by Sprint; and

          (c) An as-yet undetermined number of telephone conversations, mailings and electronic mailings intended to defraud Horizon of substantial sums of money.

     135. By engaging in the foregoing corrupt activities, Sprint conducted or participated in the conduct of Horizon's affairs by at least:

          (a) Coercing Horizon to relinquish control of its business operations by agreeing to convert from a Type III to a Type II Affiliate;

          (b) Controlling the collection of Horizon's subscriber service revenues and depriving Horizon of its lawful share thereof;

          (c) Causing Horizon to incur millions of dollars in expenditures through payment to Sprint of amounts to which Sprint was not entitled;

          (d) Causing Horizon to incur expenditures and/or losses of millions of dollars through imposition of mandatory program requirements that were not economically viable for Horizon;

          (e) Causing Horizon to relinquish prime locations on which it desired to open stores because of the non-competition terms of Sprint's contract with Radio Shack; and

          (f) Causing Horizon to enter into an amendment to its Network Services Agreement with nTelos in order to cause nTelos to accelerate construction of the nTelos PCS network in order to meet Sprint's FCC license requirements.

     136. The corrupt activity described herein has been continuous and long-term and constitutes a pattern of corrupt activity pursuant to Ohio Rev. Code ss. 2923.31(E). Sprint continues to engage in unlawful acts that allow it to conduct or participate in the conduct of Horizon's business. The harm caused to Horizon by Sprint's corrupt activity is therefore likely to continue until, on information and belief, defendants achieve their ultimate objective of rolling up Horizon's operations into their own.

     137. As a direct and proximate result of Sprint's corrupt activities and violations of Ohio Rev. Code ss. 2923.32(A)(1), Horizon has suffered concrete financial injury in its business and property such as:

          (a) The loss of millions of dollars in Collected Revenues that Sprint now collects as a result of Horizon's loss of control over its own revenue and cash flow and that Sprint unlawfully refuses to pay to Horizon;

          (b) The payment of millions of dollars to Sprint for fraudulent and improper fees for services that Sprint either did not perform for Horizon or was not authorized to charge Horizon, all facilitated by Sprint's conduct or participation in the conduct of Horizon's affairs;

          (c) The payment of increased fees to nTelos in order to obtain nTelos's agreement to speed up construction of the nTelos PCS network in compliance with the requirements of Sprint's FCC licenses;

          (d) The severe diminution of Horizon's business value; and

          (e) The stifling of Horizon's ability to grow and to succeed.

     138. The injuries that Horizon suffered as a result of defendants' conduct or participation in the conduct of Horizon's affairs are separate and distinct from the injuries that Horizon has suffered as a result of Sprint's corrupt activities.

     139. As a result of the unlawful conduct alleged herein, Horizon has sustained damages in an amount to be proved at trial.

                                    COUNT V

                                    (FRAUD)

     140. Horizon incorporates and realleges as if fully set forth herein paragraphs 1 through 139 above.

     141. Prior to and in the course of their business relationship and as set forth herein, Sprint has engaged in the following fraudulent conduct:

     a. At times prior to June 8, 1998, Sprint represented that Horizon could elect to be and could remain a Type III Affiliate if it entered into the Management Agreement and Services Agreement, when in fact Sprint knew or utterly and/or recklessly disregarded the fact that it could not or would not be able to support and sustain Type III status for its affiliates, or that it would cost tens of millions of dollars to do so, which costs would have to be borne by Horizon. The misrepresentation was made for the purpose of inducing Horizon to enter into the Sprint Affiliate Program. Horizon reasonably relied upon the misrepresentation in executing and performing under the Management Agreement and the Services Agreement, and has been damaged in an amount to be proved at trial.

     b. In March 2000, Sprint represented to Horizon that it would cost not less than $16.4 to $20 million, and perhaps as much as $24.6 to $30 million, for Sprint to create a "Black Box" or interface that would allow Horizon and others to remain Type III Affiliates. This representation was made for the purpose of inducing Horizon to convert from Type III to Type II Affiliate status. The figures given by Sprint were either grossly inflated or fictitious. The representation was knowingly false when made, and/or was made with utter disregard and recklessness as to whether it was true or false. Horizon reasonably relied on Sprint's misrepresentation to its detriment by converting from Type III to Type II Affiliate status, and has been damaged in an amount to be proved at trial.

     142. With respect to all of Sprint's conduct complained of in this Count, Sprint has acted with malice or ill will, and its actions and wrongdoing are particularly gross and egregious. Accordingly, in addition to its actual or compensatory damages, Horizon is entitled to punitive damages and attorneys' fees for Sprint's fraudulent conduct set forth herein.

                                    COUNT VI

                         (NEGLIGENT MISREPRESENTATION)

     143. Horizon reincorporates and realleges as if fully set forth herein paragraphs 1 through 142 above.

     144. Prior to and in the course of their business relationship set forth herein, Sprint has engaged in the following negligent conduct:

          (a) At times prior to June 8, 1998, Sprint represented that Horizon could elect to be and could remain a Type III Affiliate if it entered into the Management Agreement and Services Agreement, when in fact Sprint negligently disregarded the fact that it could not or would not be able to support and sustain Type III status for its Affiliates, or that it would cost tens of millions of dollars to do so, which cost would have to be borne by Horizon. The misrepresentation was made for the purpose of inducing Horizon to enter into the Spring Affiliate Program. Horizon reasonably relied upon the misrepresentation in executing and performing under the Management Agreement and the Services Agreement, and had been damaged in an amount to be proven at trial.

          (b) In March, 2000, Sprint represented to Horizon that it would cost not less than 16.4 to 20 million dollars, and perhaps as much as
               24.6 to 30 million dollars, for Sprint to create a "Black Box" or interface that would allow Horizon and others to remain Type III Affiliates. This representation was made for the purpose of inducing Horizon to convert from a Type III to Type II Affiliate status. The figures given by Sprint negligently overstated the amount that it would cost to create a "Black Box" or interface with the Sprint OSSN. Horizon reasonably relied upon Sprint's misrepresentation to its detriment by converting from Type III to Type II Affiliate status and has been damaged in an amount to be proved at trial.

                                   COUNT VII

                              (BREACH OF CONTRACT)

     145. Horizon incorporates and realleges as if fully set forth herein paragraphs 1 through 144 above.

     146. The Management Agreement and Services Agreement are valid and binding contracts.

     147. Horizon has performed all of its material obligations under the Management Agreement and Services Agreement.

     148. Sprint has breached the Management Agreement and Services Agreement, without legal justification or other excuse, in at least the following ways:

          a. Failing to pay Collected Revenues and other revenues due to Horizon;

          b. Failing to provide a true-up of amounts of Collected Revenue due to Horizon on a monthly basis;

          c. Reducing the RISA rate to levels financially damaging to Horizon and in a manner inconsistent with commercial reasonableness and the duty of good faith and fair dealing;

          d. Denying Horizon's contractual right to remain a Type III Affiliate, and coercing Horizon to become a Type II Affiliate;

          e. Failing and refusing to provide the full agreed upon Addendum III service fee discounts;

          f. Charging Horizon for services not actually requested by Horizon and that are not reasonably related to or connected to services that Horizon is obligated to purchase under the Services Agreement;

          g.   Charging Horizon for services not actually provided to Horizon;

          h. Imposing services fees and other charges at commercially unreasonable rates;

          i. Retaining Horizon's service revenues, or otherwise forcing Horizon to pay, to improperly subsidize Sprint's own costs of its national marketing programs and initiatives, national third party distributor relationships, national vendor relationships and other contractual relationships not involving Horizon;

          j. Charging Horizon for services under the Services Agreement for which Sprint is compensated from its share of revenues received under the Management Agreement;

          k. Failing to explain or to account for all revenues under the Management Agreement and all charges under the Services Agreement and the Management Agreement;

          l. Forcing Horizon to comply with numerous commercially unreasonable and economically nonviable "Program Requirements" and other business practices mandated by Sprint in bad faith;

          m.   Charging Horizon at long distance rates for local calls; and

          n. Otherwise acting in a non-diligent, illegal, unethical and unprofessional manner toward Horizon.

     149. As a direct and proximate result of Sprint's breaches of the Management Agreement and the Services Agreement, Horizon has been damaged and is entitled to recover actual and consequential damages in an amount to be proved at trial.

                                   COUNT VIII

      (BREACH OF CONTRACT: IMPLIED DUTIES OF GOOD FAITH AND FAIR DEALING)

     150. Horizon incorporates and realleges as if fully set forth herein paragraphs 1 through 149 above.

     151. Sprint also owes to Horizon an implied duty of good faith and fair dealing.

     152. By the conduct set forth herein, Sprint has breached the implied duty of good faith and fair dealing by destroying or injuring Horizon's right to receive the benefits for which it bargained under the Management Agreement and Services Agreement.

     153. As a direct and proximate result of Sprint's conduct, Horizon has been damaged and is entitled to recover actual and consequential damages in an amount to be determined at trial.

                                    COUNT IX

                             (EQUITABLE ACCOUNTING)

     154. Horizon incorporates and realleges as if fully set forth herein paragraphs 1 through 153 above.

     155. Sprint has underpaid Horizon under the Management Agreement and overcharged Horizon under the Services Agreement and the Management Agreement in amounts to be proved at trial.

     156. Under the Management Agreement and Services Agreement, and as a result of the control Sprint has exercised over the operations and finances of Horizon, a fiduciary relationship exists between Horizon and Sprint. At a minimum, Sprint owes a fiduciary duty to Horizon with respect to: collection, accounting and payment of Collected Revenues and other revenues under the Management Agreement; determination of Sprint's costs and calculation of fees charged to Horizon under the Services Agreement and the Management Agreement; and establishment of involuntary programs and other business requirements that mandate expenditures by Horizon.

     157. Given the complicated and intricate nature of the numerous accounts and financial transactions, an accounting is necessary to determine the amounts involved.

     158. The accounting requested herein is necessary and there is no adequate remedy at law.

     159. Horizon is therefore entitled to a full accounting from Sprint of all revenues received from operation of Horizon's business, all billing statements issued to Horizon by Sprint and all amounts owed to Horizon.

                                     COUNT X

                              (CONSTRUCTIVE TRUST)

     160. Horizon incorporates and realleges as if fully set forth herein paragraphs 1 through 159 above.

     161. Sprint has collected funds due and owing to Horizon from Horizon subscribers, and has collected such funds on behalf of, and for the benefit of, Horizon.

     162. Sprint has no beneficial or equitable right to possess the funds collected on behalf of, and for the benefit of, Horizon.

     163. As set forth above, Sprint is obligated to remit to Horizon in full on a weekly basis 92% of all Collected Revenues derived from the operation of Horizon's business, which revenues are collected and controlled by Sprint.

     164. Sprint has failed to fulfill its obligations to remit all such funds to Horizon.

     165. Sprint therefore has obtained specific property that does not equitably belong to it, and it cannot legally or in good conscience retain or withhold such funds from Horizon.

     166. Accordingly, Horizon is entitled to the imposition of a constructive trust against the funds so collected by Sprint, or against such other property to which the trust funds may have been wrongfully converted.

                                    COUNT XI

                          (BREACH OF FIDUCIARY DUTIES)

     167. Horizon incorporates and realleges as if fully set forth herein paragraphs 1 through 166 above.

     168. By its course of conduct and dealings with Horizon under the Management Agreement and the Services Agreement, including but not limited to its abuse and manipulation of its discretion, influence and/or control over various aspects of Horizon's business activities, operations and finances, Sprint has created and assumed fiduciary obligations toward Horizon.

     169. Accordingly, Sprint owes Horizon a fiduciary duty, and thus owes to Horizon duties of good faith, loyalty, disclosure and proper accounting, and the duty to take and keep possession of the trust property.

     170. Sprint has breached these fiduciary duties owed to Horizon by, among other things, its failure to properly account for and deliver to Horizon the property and funds entrusted to it, its failure to disclose the true nature of "service" fees charged to Horizon, and its imposition of commercially unreasonable and financially disastrous business requirements implemented for the sole benefit of Sprint and at the expense of Horizon. Horizon has been damaged by Sprint's conduct and is entitled to such damages as proved at trial and such other relief as may be just and equitable.

     171. As set forth above, Sprint is obligated to remit to Horizon in full on a weekly basis 92% of all Collected Revenues derived from the operation of Horizon's business, which revenues are collected and controlled by Sprint.

                                    COUNT XII

                    (CONVERSION AND REPLEVIN OF TRUST FUNDS)

     172. Horizon incorporates and realleges as if fully set forth herein paragraphs 1 through 171 above.

     173. Sprint currently holds at least $4.75 million in Collected Revenue and other revenues collected on behalf of, and for the benefit of, Horizon.

     174. Sprint may be in possession of additional funds collected on behalf of, and for the benefit of, Horizon, of which Horizon is unaware.

     175. These funds are the property of Horizon and have been demanded by Horizon.

     176. Sprint collected these funds on behalf of, and for the benefit of, Horizon, and is therefore trustee of these funds for the benefit of Horizon.

     177. Sprint's refusal to relinquish the monies held in trust constitutes an intentional and unlawful conversion of Horizon's property.

     178. Pursuant to Revised Code ss. 2737.01 et seq., Horizon is entitled to the immediate return of its funds held in trust by Sprint, along with all such other relief as may be just and equitable.

                                   COUNT XIII

                            (CONVERSION OF REVENUES)

     179. Horizon incorporates and realleges as if fully set forth herein paragraphs 1 through 178 above.

     180. Sprint currently holds at least $4.75 million in Collected Revenue and other revenues due and owing to Defendant.

     181. These revenues are the property of Horizon, and have been demanded by Horizon. Sprint has failed and refused to deliver the revenues to Horizon.

     182. Sprint may be in possession of additional funds collected on behalf of, and for the benefit of, Horizon, of which Horizon is unaware.

     183. Sprint's refusal to relinquish these revenues constitutes an intentional and unlawful conversion of Horizon's property.

     184. As a result of Sprint's unlawful conversion of Horizon's property, Horizon is entitled to recover damages in an amount to be proved at trial, or the value of the property unlawfully converted, together with all such other relief as may be just and equitable.

                                   COUNT XIV

                              (DECLARATORY RELIEF)

     185. Horizon incorporates and realleges as if fully set forth herein paragraphs 1 through 184 above.



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     186. As set forth herein, an actual controversy exists between Horizon and
Sprint regarding their rights and obligations under the Management Agreement and Services Agreement. Accordingly, a declaration of these rights and obligations as set forth below is necessary so that Horizon can conduct its business with the certainty that existing disputes can be resolved and future disputes can be resolved and future disputes and damages such as those described herein can be avoided.

     187. Horizon seeks to a declaratory judgment that, pursuant to the Management Agreement and the Services Agreement:

          a. Sprint must cease using its revenue profile system and instead pay 92% of Collected Revenues, as defined under the Management Agreement, to Horizon, and provide a monthly true-up of amounts collected and paid thereunder;

          b. Sprint owes a fiduciary duty to Horizon with respect to the collection and distribution of revenue generated from Horizon's Service Area Network;

          c. Sprint is not entitled to charge Horizon for any "service" for which it is compensated under the Management Agreement by retaining 8% of Horizon's service revenues, including but not limited to use of Sprint spectrum, brands, national advertising, national distribution and national operating platforms and services, and access to procurement pricing;

          d. Sprint is to provide to Horizon only those services that are selected by Horizon, and Sprint may bill Horizon only for the reasonable and actual cost of providing the selected services to Horizon.



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          e.   Sprint and Horizon each must bear its own expenses, and neither party may charge or "allocate" costs to the other party, except as provided in the Program Requirements, unless the parties agree in advance to the allocation;

          f. Sprint may not allocate to Horizon prior period research, development or acquisition costs, capital expenses or interest, such as but not limited to costs incurred by Sprint to develop or acquire 3G technology, software or other assets;

          g. Sprint may not require Horizon to subsidize or otherwise pay for Sprint's own national marketing programs and initiatives, national third party distributor relationships, national vendor relationships and other contractual relationships;

          h. By virtue of the control and dominance it exercises over Horizon, Sprint owes Horizon a fiduciary duty in developing program requirements which must be exercised in the utmost good faith and with due regard to Horizon's business interests;

          i. Sprint may not enter into or engage in any business, such as Wi-Fi, that actively competes with or diminishes Horizon's opportunity to earn a return on its investment, such as the 3G upgrade, without Horizon's express consent;

          j. The limitations of liability clauses in the Management Agreement and the Services Agreement are unconscionable, and for this and other reasons, are unenforceable;

          k. In establishing and modifying various rates and fees for services, Sprint must exercise its discretion in good faith and in a commercially reasonable manner, and in all events Sprint's charges must bear a reasonable relationship to the actual costs of providing to Horizon the services that are selected by Horizon; and



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          l.   Horizon is not bound by Sprint's contracts or agreements with
               RadioShack or other national distributors.

     WHEREFORE, Plaintiffs Horizon, PCS, Inc., Horizon Personal Communications, Inc. and Bright Personal Communications Services, LLC, demand a trial by jury on all issues so triable and demand judgment as follows:

     A. Granting judgment in favor of Plaintiffs and against each and every Defendant on each and every count of the Complaint, and awarding the amount of actual, consequential and/or compensatory damages proved by Plaintiffs as a result of the conduct of Sprint Corporation, WirelessCo, L.P., Sprint Spectrum, L.P. and SprintCom, Inc., described herein;

     B. Awarding Plaintiffs treble damages on Counts I and II pursuant to 18 U.S.C. ss. 1964, and on Counts III and IV, pursuant to Ohio Rev. Code ss.2923.34(F), against Sprint Corporation, WirelessCo, L.P., Sprint Spectrum, L.P. and SprintCom, Inc. with respect their violations of 18 U.S.C. ss. 1962(b) and (c) and Ohio Rev. Code ss.2923.32(A)(1) and (2);

     C. Awarding Plaintiffs punitive damages on Counts V, XI and XIII against each and every Defendant for their intentional acts described herein to the extent allowed by law;

     D. Ordering an accounting from Sprint of all revenues received from operation of Horizon's business, all billing statements issued to Horizon by Sprint and all amounts owed to Horizon, and imposing a constructive trust against funds due and owing to Horizon that have been collected by Sprint for the benefit of Horizon or against such other property to which the trust funds may have been wrongfully converted;

     E. Declaring the rights of the parties as set forth in Count XIV hereof;

     F. Granting temporary, preliminary and permanent injunctive relief against continued violations by Sprint thereof;



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     G. Awarding to Plaintiffs the costs and disbursements of this action, including reasonable attorneys' fees, accountants' fees and expert fees, as well as costs and expenses of this action;

     H. Awarding pre- and post-judgment interest at the legal rate; and

     I. Granting such other and further relief as this Court deems appropriate, just and equitable.

     This 21st day of August, 2003.

                                Respectfully submitted,

                                PORTER WRIGHT MORRIS & ARTHUR

                                /s/ Joseph W. Ryan, Jr. by Julie L. Atchison
                                --------------------------------------------
                                Joseph W. Ryan, Jr.

41 S. High Street
Columbus, Ohio 43215
(614) 227-2444

OF COUNSEL:
ARNALL GOLDEN GREGORY LLP
Robert L. Rothman
Georgia Bar No. 615850
Roger A. Chalmers
Georgia Bar No. 118720
Edward A. Marshall
Georgia Bar No. 471533

2800 One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3450
(404) 873-8500


                                        Attorneys for Plaintiffs Horizon
                                        Personal Communications, Inc. and Bright
                                        Personal Communications, LLC


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